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                 [LETTERHEAD OF SUTHERLAND ASBILL & BRENNAN LLP]

                                November 27, 2007

Board of Trustees
McMorgan Funds
One Bush Street, Suite 800
San Francisco, California 94104

Board of Trustees
The MainStay Funds
51 Madison Avenue
New York, New York 10010

Ladies and Gentlemen:

     This letter is being provided to you in accordance with section 6.3(e) of the Plan of Reorganization (as defined below) and contains our opinion concerning the federal income tax consequences of (i) the transfer of all the assets of the McMorgan Principal Preservation Fund (the "Target Fund"), a series of the McMorgan Funds, a Delaware statutory trust ("McMorgan Funds"), to the MainStay Principal Preservation Fund (the "Acquiring Fund"), a newly formed series of The MainStay Funds, a Massachusetts business trust ("MainStay Funds"), and the assumption by the Acquiring Fund of the known liabilities (if any) of the Target Fund and (ii) the liquidation of the Target Fund. (The transactions described in the previous sentence will be referred to as the "Reorganization.") In rendering our opinion, we have relied solely on the representations and assumptions set forth below and on the facts set forth below or contained in the following documents: (a) the Agreement and Plan of Reorganization dated as of November 27, 2007 adopted by the McMorgan Funds on behalf of the Target Fund and by the MainStay Funds on behalf of the Acquiring Fund (the "Plan of Reorganization") and (b) the combined Prospectus/Proxy Statement (the "Prospectus") of the McMorgan Funds and the MainStay Funds.

     We are furnishing this opinion letter solely for the benefit of the McMorgan Funds (including the Target Fund thereof), the MainStay Funds (including the Acquiring Fund thereof), and the Boards of Trustees of the McMorgan Funds and the MainStay Funds (the "Boards"), and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences of the Reorganization, and we express no opinion regarding any state, local, foreign, or other tax or nontax consequences. Absent your written request, we will revise or update this letter to reflect subsequent changes in law only through the closing date of the Reorganization.

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Boards of Trustees
November 27, 2007
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                            Summary of Relevant Facts

     The McMorgan Funds is a Delaware statutory trust, and the MainStay Funds is a Massachusetts business trust. Both the McMorgan Funds and the MainStay Funds are registered as open-end management investment companies under the Investment Company Act of 1940, as amended (the "1940 Act"). Each of the McMorgan Funds and the MainStay Funds comprises several separate series and issues separate classes of shares of beneficial interests representing ownership interests in each of those series. The MainStay Funds offer substantially more series of funds than the McMorgan Funds.

     The McMorgan Funds and the MainStay Funds are affiliated through the New York Life Insurance Company organization. The investment adviser for the Target Fund is McMorgan & Company LLC ("McMorgan").(1) McMorgan will serve as the sub-adviser to the Acquiring Fund. New York Life Investment Management, LLC ("NYLIM") will be the investment adviser to the Acquiring Fund. The Acquiring Fund will employ the same portfolio management team currently employed by the Target Fund. The Target Fund and the Acquiring Fund have identical investment objectives and principal investment strategies.

     As set forth in the Prospectus, the Reorganization is part of a larger effort to integrate and consolidate the operations of the McMorgan Funds into the general investment management operations of NYLIM in order to eliminate redundancies, achieve certain operating efficiencies and to create a stronger, more cohesive family of funds. The consolidation will be effected by reorganizing certain funds in the McMorgan Funds into existing and new funds of the MainStay Funds, by liquidating the remaining funds in the McMorgan Funds, and by dissolving the McMorgan Funds. The restructuring plan was proposed by McMorgan and NYLIM in large part due to the facts that the relatively small asset size of the McMorgan Funds did not justify the expense of operating the McMorgan Funds as a separate entity and that the prospects for asset growth within the McMorgan Funds were limited.

     After reviewing the alternatives, McMorgan and NYLIM concluded that the best option for the shareholders of the Target Fund was to combine the Target Fund with a newly created series of the MainStay Funds in the Reorganization. McMorgan and NYLIM reasoned that the Reorganization would provide the Target Fund shareholders with the consistency of a substantially similar investment strategy and with the same investment team at a lower level of net operating expenses. At the same time, after the Reorganization, the former shareholders of the Target Fund will have the ability as Acquiring Fund shareholders to: (1) exchange their shares for shares of other investment series of the MainStay Funds and (2) under certain conditions, purchase shares of other investment series of the MainStay Funds, without being subject to any applicable sales loads or investment minimums.

     For these and other valid business reasons set forth in the Prospectus, the Boards have determined that it would be in the best interests of the shareholders of both the Acquiring Fund

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(1)  McMorgan manages the Target Fund directly, with no sub-adviser.

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Boards of Trustees
November 27, 2007
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and the Target Fund for the Target Fund to be combined with the Acquiring Fund.
Accordingly, the following Agreement and Plan of Reorganization has been approved by the Boards:

          (i) on the Closing Date, all of the assets of the Target Fund will be transferred to the Acquiring Fund in exchange for shares of such Acquiring Fund and the assumption by such Acquiring Fund of the known liabilities (if any) of the Target Fund. The aggregate value of the Acquiring Fund shares to be issued in this exchange will be equal to the value of the net assets transferred (computed using the valuation procedures set forth in the MainStay Funds' then-current prospectus and statement of additional information);

          (iii as soon as reasonably practicable after the Closing Date, the Target Fund will distribute the Acquiring Fund shares received by it pursuant to the Plan of Reorganization to its shareholders pro rata in proportion to their respective interests;(2) and

          (iii) the Target Fund will be completely liquidated.

                                 Representations

     Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations have been certified to us by an appropriate authorized officer of the McMorgan Funds and/or the MainStay Funds as indicated below. Where a representation is based on a party's intent, we have assumed that the representation will be true.

     The following representations have been made by the McMorgan Funds:

     (a) McMorgan Funds is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and the Target Fund (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).(3)

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(2)  The distribution will be accomplished by establishing new accounts on the shareholder records of the Acquiring Fund in the name of each Target Fund shareholder, with each new account being credited with the respective pro rata number of Acquiring Fund shares due the shareholder. All shares of Target Fund stock will be redeemed or canceled. The Target Fund currently offers one class of shares: McMorgan Fund Class shares. In the Reorganization, shareholders of both classes of the Target Fund will receive Class I shares of the Acquiring Fund.

(3) Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended (the "Code").

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Boards of Trustees
November 27, 2007
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     (b)  The Target Fund qualified for treatment as a regulated investment company under section 851 (a "RIC") for its most recent taxable year and intends to qualify as such for its current taxable year (including the Target Fund's last short taxable period ending on the Closing
          Date).

     (c) There are no shareholders of the Target Fund entitled to appraisal rights under the governing documents of the McMorgan Funds as a result of the Reorganization, no cash will be paid to any shareholder of the Target Fund in lieu of fractional shares of the Acquiring Fund, and no cash or property other than shares of the Acquiring Fund will be received by or distributed to the shareholders of the Target Fund in the Reorganization.

     (d) The liabilities of the Target Fund to be assumed by the Acquiring Fund (if any) were incurred by such Target Fund in the ordinary course of its business and are associated with the assets to be transferred.

     (e) Other than expenses solely and directly related to the Reorganization (which may be paid by the NYLIM), the Target Fund and its shareholders will pay their respective transaction expenses (if any).

     (f) There is no intercorporate indebtedness between the Acquiring Fund and the Target Fund.

     (g) The fair market value of the assets of the Target Fund to be transferred in the Reorganization to the Acquiring Fund will exceed the sum of the liabilities to be assumed by such Acquiring Fund (if any).

     (h) The total adjusted basis of the assets of the Target Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities (if any) to be assumed by such Acquiring Fund pursuant to the Reorganization.

     (i) At the time of the Reorganization, the Target Fund will not have outstanding any warrants, option, convertible securities, or any other type of right pursuant to which any person could acquires shares in the Target Fund.

     (j) The Target Fund will distribute to its shareholders the shares of the Acquiring Fund it receives pursuant to the Reorganization.

     (k) As of the Closing Date, the Target Fund will cease to be a going concern except for completion of the transactions contemplated pursuant to the Plan of Reorganization. Following its final liquidating distribution, the Target Fund will not retain any assets and will be dissolved.

     (l) The Target Fund is engaging in the Reorganization for valid business reasons.

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Boards of Trustees
November 27, 2007
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     The following representations have been made by the MainStay Funds:

     (a) MainStay Funds is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and the Acquiring Fund (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).

     (b) Prior to the Reorganization, the Acquiring Fund had no assets or liabilities and conducted no business.

     (c) Following completion of the Reorganization, the Acquiring Fund intends to qualify as a RIC within the meaning of section 851 for the current and all subsequent taxable years.

     (d) The fair market value of the shares of an Acquiring Fund to be received by each shareholder of the Target Fund will be approximately equal to the fair market value of the shares of the Target Fund surrendered in exchange therefor.

     (e) Immediately following the Reorganization, the shareholders of the Target Fund will own all the outstanding shares of the Acquiring Fund, and will own such shares solely by reason of their ownership of shares of the Target Fund immediately prior to the Reorganization.

     (f) Immediately following the Reorganization, the Acquiring Fund will possess the same assets and liabilities (except for assets used to pay expenses incurred in the Reorganization) as possessed by the Target Fund immediately prior to the Reorganization.

     (g) Other than expenses solely and directly related to the Reorganization (which may be paid by the NYLIM), the Acquiring Fund and its shareholders will pay their respective transaction expenses (if any).

     (h) The Acquiring Fund is engaging in the Reorganization for valid business reasons.

                                     Opinion

     Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the Reorganization:

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Boards of Trustees
November 27, 2007
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     1. The Reorganization will constitute a "reorganization" within the meaning of section 368(a)(1)(F), and the Target Fund and the Acquiring Fund each will be a "party to a reorganization" within the meaning of section 368(b).

     2. No gain or loss will be recognized by the Target Fund (i) on the transfer of its assets to the Acquiring Fund in exchange solely for shares of the Acquiring Fund and the Acquiring Fund's assumption of the liabilities (if any) of the Target Fund and (ii) the subsequent distribution by the Target Fund of those shares to the shareholders of the Target Fund. Section 361.

     3. No gain or loss will be recognized by the Acquiring Fund on receipt of the assets transferred to it by the Target Fund in exchange for shares of the Acquiring Fund and the assumption of the liabilities (if any) of the Target Fund. Section 1032.

     4. The Acquiring Fund's basis in the assets received from the Target Fund will be the same as the Target Fund's basis in those assets immediately prior to the Reorganization. Section 362(b).

     5. The Acquiring Fund's holding period for the transferred assets will include the Target Fund's holding period therefor. Section 1223(2).

     6. No gain or loss will be recognized by the shareholders of the Target Fund on the exchange of their shares of the Target Fund solely for shares of the Acquiring Fund. Section 354.

     7. A Target Fund shareholder's basis in the shares of the Acquiring Fund received in the Reorganization will be the same as the adjusted basis of the shares of the Target Fund surrendered in exchange therefor. Section 358.

     8. A Target Fund shareholder's holding period in the shares of the Acquiring Fund received in the Reorganization will include the shareholder's holding period for the shares of the Target Fund surrendered in exchange therefor, provided such Target Fund shares were held as capital assets on the Closing Date. Section 1223(l).

     9. For purposes of section 381 of the Code, the Acquiring Fund will be treated as if there had been no reorganization. Accordingly, the taxable year of the Target Fund will not end on the effective date of the Reorganization, and the tax attributes of the Target Fund enumerated in section 381(c) will be taken into account as if there had been no reorganization. The part of the taxable year of the Target Fund before the Reorganization and the part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund. Therefore, the Target Fund will not be required to file a federal income tax return or distribute information returns to its shareholders for any portion of such taxable year. The Acquiring Fund will assume the Target Fund's taxpayer identification number and will not be required to file for a new identification number. See Treas. Reg. Section 1.381(b)-1(a)(2); Rev. Rul. 57-276, 1957-1 C.B. 126; Rev. Rul. 73-526, 1973-2
C.B. 404.

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Boards of Trustees
November 27, 2007
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                                      ***

     We express no opinion regarding the federal income tax consequences of the payment by the NYLIM of expenses incurred in connection with the Reorganization, except in relation to the qualification of the transfer of the Target Fund's assets to the Acquiring Fund as a reorganization under section 368(a).

                                        Sincerely yours,


                                        /s/ Sutherland Asbill & Brennan LLP

                                        SUTHERLAND ASBILL & BRENNAN LLP